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PROSPECTUS SUPPLEMENT

(To Prospectus dated February 22, 2002)

€ 5,000,000,000

3.50% Global Bonds due 2005

        The bonds will mature on November 15, 2005. Kreditanstalt für Wiederaufbau, also known as KfW, will pay interest on the bonds annually in arrears on November 15 of each year. The first interest payment will be for interest accrued from and including November 6, 2002 to, but excluding, November 15, 2003. The bonds are not redeemable at any time prior to maturity.

        KfW will make payments with respect to the bonds without deduction of German withholding taxes, unless otherwise required by law. There will be no "gross-up" provision requiring additional payments to be made in respect of the bonds in the event of the imposition of a tax deduction or withholding.

        Pursuant to the Law Concerning the Kreditanstalt für Wiederaufbau, the bonds will benefit from a statutory guarantee of the Federal Republic of Germany.

        The bonds will be represented by two or more permanent global certificates that will not be exchangeable for definitive bonds. One permanent global certificate, to be held by Clearstream Banking AG, Frankfurt am Main, also known as CBF, will be issued in bearer form and will represent the bonds held by investors through financial institutions that are CBF accountholders or participants in Euroclear or Clearstream Banking, société anonyme, Luxembourg, also known as CBL. The other permanent global certificate or certificates, to be held by Deutsche Bank AG, New York Branch, as custodian for The Depository Trust Company, also known as DTC, will be issued in registered form and will represent the bonds held by investors through financial institutions that are participants in DTC.

        Purchasers of the bonds must make payment in euro. The managers may arrange for U.S. purchasers to pay for the bonds in U.S. dollars. KfW will pay the principal of and interest on the bonds in euro. However, if you elect to hold bonds through DTC, you will receive payments on the bonds in U.S. dollars unless you elect to receive such payments in euro.

        For information on exchange risks, see "Information on Currency Conversion and Foreign Exchange Exposure" and "Description of the Bonds" herein.

        KfW will apply to list the bonds on the official market of the Frankfurt Stock Exchange.

	Per Bond	Total
Price to public(1)	99.931%	€4,996,550,000
Underwriting commissions	0.075%	€3,750,000
Proceeds to KfW(1)(2)	99.856%	€4,992,800,000

  (1)
  Plus accrued interest, if any, from November 6, 2002 if settlement occurs after that date.
  (2)
  Before deduction of expenses payable by KfW.

        The managers (as defined in "Subscription and Sale") are offering the bonds subject to various conditions. The managers will have the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the bonds will be made through the facilities of DTC, CBF, Euroclear and CBL on or about November 6, 2002.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners

Dresdner Kleinwort Wasserstein	Merrill Lynch & Co.	Morgan Stanley

The date of this prospectus supplement is November 1, 2002.

        This prospectus supplement should be read together with the accompanying prospectus, dated February 22, 2002, which contains information regarding KfW and other matters, including a description of certain terms of the bonds offered hereby. Further information concerning KfW and the bonds offered hereby may be found in the registration statement (Registration Statement Nos. 333-82730/8273001) filed with the Securities and Exchange Commission under the Securities Act of 1933 and relating to our debt securities described in the prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement or the prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of such documents.

        In this prospectus supplement, references to "euro" or "€" are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to "Deutsche Mark" or "DM" are to the former national currency unit of the Federal Republic of Germany, which ceased to be legal tender in the Federal Republic of Germany as of January 1, 2002. References to "U.S. dollars" or "$" are to United States dollars. See "Exchange Rate Information" for information regarding the rates of conversion of Deutsche Mark into U.S. dollars for 1997 and 1998 and for information regarding the rates of conversion of euro into U.S. dollars for subsequent periods.

        In this prospectus supplement, references to "we" or "us" are to KfW. References to "KfW Group" are to KfW and its consolidated subsidiaries.

        In connection with this offering of bonds, Merrill Lynch International or its affiliates may over-allot or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on Merrill Lynch International or its affiliates to do this. Such stablilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the bonds will be approximately €4,992,800,000 (after deducting underwriting discounts and expenses). The net proceeds from the sale of the bonds will be used by us in our general business.

RECENT DEVELOPMENTS

Results for the six months ended June 30, 2002

        The following information is based on preliminary unaudited figures that are subject to adjustment. This information is not necessarily indicative of results for the full year.

        In the six months ended June 30, 2002, KfW Group's total assets increased by 3%, or €8 billion, to €254 billion, compared to December 31, 2001. KfW's unconsolidated income from current operations before risk provisions and valuations increased by 43%, or €181 million, to €603 million, compared to the first six months of 2001. KfW Group's income from current operations before risk provisions and valuations was €666 million in the six months ended June 30, 2002. Consolidated income figures for the six months ended June 30, 2001 are not available.

        The following table sets forth an approximate breakdown by category of KfW's commitments for loans, grants and guarantees during the first six months of 2002 as compared to the first six months of 2001:

	Six months ended June 30,
Commitments
	2001	2002
	(billions of €)
Investment finance in the Federal Republic(1)	12.2	13.0
Export and project finance	3.5	2.7
Financial cooperation	0.6	0.4

Total	16.3	16.1

Securitization commitments	1.0	7.6

(1)
Includes commitments of €0.6 billion and €0.4 billion for investment finance elsewhere in Europe in 2001 and 2002, respectively.

        The increase in commitments for investment finance in the Federal Republic of Germany was largely due to a significant increase in housing loans, as well as an increase in loans to small and medium-sized enterprises. A substantial portion of these loans was made in the form of global loans, which, since the beginning of 2002, are granted to German commercial banks. In 2001, global loans were granted only to promotional institutions and commercial banks outside Germany.

        The decrease in total commitments in the first half of 2002 for export and project finance compared to the first half of 2001 was mainly due to lower volumes in aircraft and ship financing, reflecting the global contraction in these sectors.

        The level of commitments for financial cooperation remained relatively stable, after adjusting for the effect of the non-recurrence in 2002 of a large one-time loan to the International Monetary Fund made in 2001.

        Securitization commitments in the first six months of 2002 totaled €7.6 billion (2001: €1.0 billion). The higher level was mainly due to a low number of transactions with large volumes and the related long lead times involved.

Sources of funds

        The volume of funding raised in the capital markets for the six months ended June 30, 2002 was €28.6 billion, of which 41% was raised in euro and the remainder in six other currencies.

Capitalization and indebtedness of KfW Group as of June 30, 2002

As of June 30, 2002
(millions of €)
Short-term indebtedness(1)	45,937

Long-term borrowings(2) from
Federal Government	14,497
ERP Special Fund	8,311
Banks	28,325
Other lenders	7,981

Total long-term borrowings	59,114
Bonds(2)	116,920

Total long-term debt	176,034
Equity
Paid-in capital(3)	77
Reserves(4)	6,116
Fund for general bank risks	1,200

Total equity	7,393

Total capitalization	183,427

(1)
With a remaining term of one year or less.
(2)
With remaining terms of more than one year.
(3)
KfW's equity capital, 80% of which is held by the Federal Government and the remaining 20% by the Länder, remained unchanged as of June 30, 2002 at €511 million. €77 million has been paid in pro rata by the Federal Government and the Länder.
(4)
Consists of capital reserves of €1,738 million, retained earnings of €3,853 million and reserves from the ERP Special Fund of €525 million.

        Since June 30, 2002, there has been no material change in the capitalization of the KfW Group, except as described below under "Capital increase".

Capital increase

        Pursuant to the German Fourth Financial Markets Promotion Act (Viertes Finanzmarktförderungsgesetz), KfW increased its statutory capital from the equivalent of DM 1 billion to €3,750 million, as of July 1, 2002. To effect this capital increase, KfW reclassified a portion of its reserves into statutory capital.

Flooding

        In August 2002, severe flooding occurred in parts of Germany, mainly in the southern and eastern Länder, causing substantial damage. Although it is still too early to assess the precise extent of the damage and the potential impact on the German economy, preliminary estimates indicate that the damage will be in the billions of euro. In response to the flooding, the German government has decided to, among other things, postpone by one year the next stage of the ongoing tax reform that was scheduled to take effect in 2003. The Federal Government expects that this measure will enable it to realize additional tax revenues in the amount of approximately €6.9 billion, a portion of which it intends to use to provide financial assistance to the flood victims.

        (Source: http://eng.bundesregierung.de/dokumente/Arikel/ix_432453.htm)

Results of 2002 general elections

        On September 22, 2002, the Federal Republic of Germany held general elections to the Bundestag. Based on the final election results published on October 9, 2002, the coalition consisting of the Social Democrats (SPD) and the Bündnis 90/Grüne (the Greens), which had formed the government since 1998, has achieved a narrow majority. The two parties have entered into a coalition agreement relating to their collaboration, which was published on October 16, 2002.

        The following table shows the final results of the general elections held on September 22, 2002:

	% of Votes	Number of Seats
SPD.	38.5	251
CDU	29.5	190
CSU	9.0	58
Bündnis 90/Grüne	8.6	55
FDP	7.4	47
PDS	4.0	2
Others	3.0	—

Total	100%	603

        (Source: http://www.bundeswahlleiter.de/e/index_e.htm)

Changes to the Board of Directors

        The following three members resigned from KfW's Board of Directors effective October 21, 2002:

  Kurt Bodewig
  Wolfgang Gerhards
  Dr. Werner Müller

        The following two persons were appointed to KfW's Board of Directors effective October 22, 2002:

Name	Position
Dr. Manfred Stolpe	Federal Minister of Transport, Building and Housing
Wolfgang Clement	Federal Minister of Economics and Labor

        Dr. Stolpe replaced Mr. Bodewig and Mr. Clement replaced Dr. Müller, respectively, as Federal Ministers. The position held by Mr. Gerhards is currently vacant but is expected to be filled in the near future.

Germany's budget deficit

        On October 16, 2002, the German Minister of Finance, Hans Eichel, publicly stated that he does not expect Germany's budget deficit to remain below 3% of gross domestic product ("GDP") in 2002, as required by the Maastricht Treaty. An official statement of the Ministry of Finance is expected in November 2002 following the final estimate of 2002 tax revenues. The terms of the Stability and Growth Pact provide that, if the European Commission determines that the 3% budget deficit threshold has been breached, the European Commission will be required to initiate the Pact's excessive deficit procedure, initially involving confidential recommendations and a review of corrective measures implemented by the Federal Government. In the event that the European Commission determines after such review that the Federal Government has failed to take adequate corrective measures, the Pact provides for a wide range of remedies, up to and including the imposition of annual financial penalties of as much as 0.5% of Germany's GDP. Financial penalties could not be imposed, however, until the end of a further review period. At the present time KfW believes, based on public statements by Pedro Solbes, Member of the European Commission responsible for Economic and Financial Affairs, and public news reports regarding the Commission's position, that it is unlikely that financial penalties will be imposed.

        Pursuant to the coalition agreement that has been agreed between the SPD and the Greens, the Federal Government plans to introduce a package of tax reforms and spending cuts. This package comprises a range of measures designed to broaden the German tax base, including, among other things, by limiting the deductible amount of the loss carry-over and the carry-forward period.

        (Source: http://www.bundesregierung.de/Nachrichten/-,6090/Interviews.htm; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=IP/02/1502--0--RAPID&lg=EN&display=)

Proposed merger with Deutsche Ausgleichsbank

        The SPD and the Greens have agreed in their coalition agreement that the previously planned merger of KfW and Deutsche Ausgleichsbank ("DtA") should proceed. However, there has been no formal Government decision as to whether, when or how any such merger should occur. Before becoming effective, the proposed merger would have to be approved by the cabinet of the Federal Government and by the German Parliament, and implemented by KfW and DtA. KfW has no information as to when such actions may occur, if at all.

        At December 31, 2001, DtA reported consolidated total assets of €52,751.7 million, compared with consolidated total assets of €246,211.6 million for KfW. As of the same date, DtA reported consolidated shareholders' equity of €1,152.7 million, compared with €6,627.5 million for KfW. For 2001, DtA reported consolidated net income of €0.0, compared with €206.96 million for KfW.

UNDERSTANDING WITH THE EUROPEAN COMMISSION

        Pursuant to an understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached on March 1, 2002, Anstaltslast and the statutory guarantee of the Federal Republic of Germany will continue to be available to KfW, in light of the promotional activities for which KfW is responsible. The understanding acknowledges that KfW's role in providing financing in particular for small and medium-sized enterprises, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its co-operation with developing countries, is compatible with EU prohibitions against state aid. During 2001 the European Commission had expressed its preliminary view that KfW's activities in certain areas may not be compatible with those prohibitions.

        In the area of export and project finance, the understanding with the Commissioner requires KfW to transfer to an independent subsidiary that portion of such export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. The legislative basis for, and the resolutions regarding, the establishment of such subsidiary and the transfer of such export and project financing must be adopted by March 31, 2004 and the transfer of such activities to the subsidiary must be effected by December 31, 2007. KfW may not fund the subsidiary at other than market rates of interest or extend to the subsidiary any benefit of Anstaltslast or the statutory guarantee. KfW plans to develop business models for the creation of an independent subsidiary and to prepare for the establishment of such a subsidiary. KfW will continue to be permitted, however, to engage directly in the following export and project finance activities:

  •
  Implementation of international promotional programs, such as the interest rate subsidized programs CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding) (these are recognized as promotional activities in accordance with the OECD consensus).

  •
  Participation in syndicated financing activities outside the EU, the European Economic Area and the countries currently being considered for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist.

  •
  Participation in projects deemed to be in the interest of the EU, such as the trans-European networks in the areas of transport, telecommunications and energy infrastructure.

        In connection with the understanding, the Commissioner has also requested the formulation of a more precise statement as to the scope of KfW's promotional activities than is currently contained in the KfW Law. Accordingly, revisions to the KfW Law are planned, with the goal of providing greater transparency. These revisions are required to be completed by March 31, 2004. In adopting new programs, KfW will have to abide by the new provisions in the KfW Law that result from the understanding.

        In order to formalize the understanding in accordance with the rules of the EC Treaty, the Commission has transformed the understanding into a decision of the Commission. The Federal Republic formally accepted the decision with respect to the understanding.

EXCHANGE RATE INFORMATION

        Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro principal of and interest on the bonds and of the price of the bonds on the Frankfurt Stock Exchange. Fluctuations in exchange rates that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds.

        We file reports with the Securities and Exchange Commission giving economic data expressed in euro. Because the euro did not exist prior to January 1, 1999, we cannot present actual exchange rates between the euro and the U.S. dollar for any period prior to that date. Accordingly, for such periods we present the U.S. dollar exchange rate for Deutsche Mark, one of the legacy currencies of the euro. The following table shows the average noon buying rates for Deutsche Mark, expressed in Deutsche Mark per $1.00, for the periods and dates indicated. The official fixed exchange rate of the number of Deutsche Mark per euro is € 1.00 = DM 1.95583. No representation is made that the Deutsche Mark or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Deutsche Mark, as the case may be, at any particular rate.

Year ended December 31,	Average(1)
1997	1.7394
1998	1.7859

(1)
The average of the noon buying rates on the last business day of each month during the relevant period.

        The following table shows the average noon buying rates for euro, expressed in U.S. dollars per € 1.00, for the periods and dates indicated. No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or euro, as the case may be, at any particular rate.

Year ended December 31,	Average(1)
1999	1.0588
2000	0.9207
2001	0.8909

(1)
The average of the noon buying rates on the last business day of each month during the relevant period.

        The following table shows the high and low noon buying rates for euro, expressed as U.S. dollars per € 1.00, for each month from May through October 2002. No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or euro, as the case may be, at any particular rate.

	High	Low
May 2002	0.9373	0.9022
June 2002	0.9885	0.9390
July 2002	1.0156	0.9730
August 2002	0.9882	0.9640
September 2002	0.9959	0.9685
October 2002	0.9881	0.9708

        The noon buying rate for euro on October 31, 2002 was € 1.00 = $0.9881.

        There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic of Germany on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic of Germany must report to the Deutsche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic of Germany if such payment exceeds € 12,500 (or the equivalent in a foreign currency).

MARKET INFORMATION

        KfW will apply to list the bonds on the official market of the Frankfurt Stock Exchange.

        According to the Frankfurt Stock Exchange, the Frankfurt Stock Exchange is the most significant of the eight German stock exchanges and accounted for approximately 90% of the turnover in traded securities in the Federal Republic of Germany in 2001. The aggregate annual turnover of the Frankfurt Stock Exchange in 2001 was approximately 3.8 trillion for both equity and debt instruments, based on the Frankfurt Stock Exchange's practice of double-counting, i.e. recording separately the sale and purchase component involved in any trade. On December 31, 2001, the shares of 6,977 companies were traded on the Frankfurt Stock Exchange. On December 31, 2001, 6,802 fixed-interest debt securities were traded on the Frankfurt Stock Exchange. Of these, 5,865 were attributable to domestic issuers and 937 to foreign issuers.

        Prices are continuously quoted on the Frankfurt Stock Exchange floor each business day between 9:00 and 20:00 Central European Time ("CET"), in the case of equity securities, and between 10:30 and 13:30 CET in the case of debt securities. For all securities, official prices are determined three times each day by auction at the opening, mid-day and end of the trading session by state-appointed specialists (amtliche Makler) who are themselves exchange members, but who do not, as a rule, deal with the public. In addition, equity and debt securities can be traded in Xetra, an electronic trading system of the Frankfurt Stock Exchange, which operates generally between the hours of 9:00 and 20:00, with certain modifications depending upon the type of security. Prices are generated by the Xetra system itself. As in the case of floor trading, three electronic auctions are held in the course of each business day, but not by state-appointed specialists. In addition to the auction market, listed securities also change hands in the inter-bank dealer markets both on and off the Frankfurt Stock Exchange.

        Transactions on the Frankfurt Stock Exchange are settled on the second business day following a transaction.

        Customers' orders for the buying and selling of listed securities must be executed on a stock exchange unless the customer gives other specific instructions for an individual or an indeterminate number of transactions.

        A quotation can be suspended by the Frankfurt Stock Exchange if orderly stock exchange trading is temporarily endangered or if a suspension is necessary in order to protect the public interest.

        An issuer of debt securities that are admitted to trading on a domestic exchange in the Federal Republic of Germany must promptly publish any new non-public factual information that could have an adverse effect on its ability to perform its obligations under such debt securities.

DESCRIPTION OF THE BONDS

        The following description of the particular terms and conditions of the bonds (the "conditions") offered hereby (referred to herein as the "bonds" and in the prospectus as the "securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the securities set forth in the prospectus, to which description reference is hereby made. The description of the bonds below is (with the exception of certain explanatory text designated by italics) substantially the same as the non-binding English translation of the original German text thereof and is qualified in its entirety by reference thereto. A copy of the English translation of the conditions has been filed with the Commission as an exhibit to the registration statement of which this prospectus supplement and the prospectus are a part.

General provisions

        Principal amount and denomination.    The bonds will be issued in an aggregate principal amount of five billion euro (€5,000,000,000), divided into five million bonds in the principal amount of € 1,000 each which will rank equally among themselves.

        Certification and custody.    The bonds will be represented by two or more permanent global certificates without interest coupons. One of the permanent global certificates will be kept in custody by CBF until all of our obligations under the bonds have been satisfied. The CBF global certificate (as defined under "Clearing and settlement—Certification and custody") will be issued in bearer form and will represent the bonds kept in custody for financial institutions that are accountholders in CBF, including those bonds which are held through Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") and CBL, each of which has an account with CBF, and any other clearing system which maintains an account with CBF. The other permanent global certificate or certificates will be kept in custody by Deutsche Bank AG, New York Branch ("Deutsche Bank New York"), or any successor, as custodian for DTC until all of our obligations under the bonds have been satisfied. The DTC global certificate (as defined under "Clearing and settlement—Certification and custody") will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the bonds kept in custody for financial institutions that are participants in DTC. The CBF global certificate and the DTC global certificate will each be manually signed by two of our authorized representatives and will each be manually authenticated by or on behalf of the registrar (as defined under "—Registrar and paying agent"). Together, the bonds represented by the CBF global certificate and the DTC global certificate, respectively, will equal the aggregate principal amount of the bonds outstanding at any time. The amount of bonds represented by each of the CBF global certificate and the DTC global certificate will be evidenced by the register (the "register") maintained for that purpose by the registrar. Definitive certificates representing individual bonds and interest coupons will not be issued. Copies of the CBF global certificate and the DTC global certificate will be available free of charge at the paying agent (as defined under "—Registrar and paying agent").

        Transfers.    Transfers of bonds shall require appropriate entries in securities accounts:

  •
  transfers of bonds between CBF accountholders (as defined under "Clearing and settlement—Certification and custody") on the one hand and DTC participants (as defined under "Clearing and settlement—Certification and custody") on the other hand shall be recorded in the register and shall be effected by an increase or a reduction in the aggregate amount of bonds represented by the DTC global certificate and a corresponding reduction or increase in the aggregate amount of bonds represented by the CBF global certificate;

  •
  transfers of bonds between CBF accountholders shall be effected in accordance with procedures established for this purpose by CBF;

  •
  transfers of bonds between DTC participants shall be effected in accordance with procedures established for this purpose by DTC;

  •
  transfers of bonds between participants of another clearing system maintaining an account with CBF or between participants of different other clearing systems each of which maintains an account with CBF shall be effected in accordance with procedures established for these purposes by the relevant clearing system; and

  •
  transfers of bonds between participants of other clearing systems maintaining an account with CBF on the one hand and CBF accountholders on the other hand shall be effected in accordance with the procedures established for this purpose.

        Transfers of bonds between CBF accountholders on the one hand and DTC participants on the other hand as described under "—Transfers" or exchanges of bonds in the manner set forth under "—Exchanges" may not be effected during the period commencing at the close of business on the record date as defined under "—Payments—Record date" and ending on the related payment date (both dates inclusive).

        Exchanges.    The bonds represented by the DTC global certificate may be exchanged for bonds represented by the CBF global certificate and vice versa. Such exchanges shall be recorded in the register and shall be effected by an increase or a reduction in the aggregate amount of bonds represented by the DTC global certificate by the aggregate principal amount of bonds so exchanged and a corresponding reduction or increase in the aggregate amount of bonds represented by the CBF global certificate.

Status

        The bonds will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

        Interest rate and due dates.    The bonds will bear interest at the rate of 3.50% per year as from November 6, 2002. The bonds will cease to bear interest upon the end of the day preceding the day on which they become due for repayment. Interest is payable annually in arrears on November 15 of each year. The first interest payment will be made on November 15, 2003 for interest accrued from and including November 6, 2002 to, but excluding, November 15, 2003. The interest amount for this period will total €179,315,068.49 for the aggregate principal amount of € 5,000,000,000.

        Late payment.    Should we fail to repay the bonds on the due date therefor, interest on the bonds shall, subject to the provisions with respect to business days (as defined under "—Payments—Business days"), continue to accrue beyond the due date until actual repayment of the bonds.

        Accrued interest.    If it is necessary to compute interest for a period of other than a full year, interest shall be calculated on the basis of the actual number of days in the relevant period (known as "actual/actual").

Maturity; repurchase

        Maturity.    The bonds shall be redeemed at par on November 15, 2005. Subject to the provisions with respect to termination for default set forth under "—Termination for default", neither KfW nor any bondholder shall be entitled to redeem the bonds before their stated maturity.

        Repurchase.    We may at any time purchase and resell bonds in the open market or otherwise.

Payments

        Payments.    Payments of principal of, and interest on, the bonds shall be made on the relevant payment date (see "—Payment date and due date") to CBF in euro and to the registered holder of the DTC global certificate in U.S. dollars or euro as set forth below. The amount of payments to CBF and to the registered holder of the DTC global certificate, respectively, shall correspond to the aggregate principal amount of bonds represented by the CBF global certificate and the DTC global certificate, as established by the registrar at the close of business on the relevant record date (see "—Record date"). Payments of principal shall be made upon surrender of the CBF global certificate and the DTC global certificate, as the case may be, to the paying agent.

        Any bondholder holding bonds through DTC (a "DTC bondholder") shall receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro in accordance with the procedures set out below. To the extent that DTC bondholders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC bondholders in respect of any such payment (the "euro conversion amount") shall be converted by the paying agent into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the DTC global certificate for payment through DTC's settlement system to the relevant DTC participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the paying agent's bid quotation, at or prior to 11:00 a.m. New York time, on the second New York business day (as defined under "—Business days") preceding the relevant payment date, for the purchase by the paying agent's New York branch of the euro conversion amount with U.S. dollars for settlement on such payment date. If such bid quotation is not available, the paying agent shall obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the euro conversion amount will be in euro to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent shall bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.

        Any DTC bondholder may elect to receive payment of principal and interest with respect to the bonds in euro by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such DTC bondholder's election to receive all or a portion of such payment in euro and (ii) wire transfer instructions to a euro account. Such election in respect of any payment shall be made by the DTC bondholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC's notification of such election and wire transfer instructions and of the amount payable in euro pursuant to this paragraph must be received by the paying agent prior to 5:00 p.m. New York time on the fifth New York business day (as defined under "—Business days") following the relevant record date (as defined under "—Record date") in the case of interest and prior to
5:00 p.m. New York time on the eighth New York business day prior to the payment date (see "—Payment date and due date") for the payment of principal. Any payments under this paragraph in euro shall be made by wire transfer of same day funds to euro accounts designated by DTC.

        All payments made by us to CBF and to, or to the order of, the registered holder of the DTC global certificate, respectively, shall discharge our liability under the bonds to the extent of the sums so paid.

        Record date.    The record date (the "record date") for purposes of transfer restrictions and payments of principal and interest (see "—Payments" above) shall be, in respect of each such payment, the earlier of the following dates: (a) the date determined in accordance with the conventions observed by CBF from time to time for the entitlement of CBF accountholders to payments in respect of debt securities denominated in euro and represented by permanent global certificates, and (b) the tenth New York business day (as defined under "—Business days") preceding the relevant due date.

        Business days.    If any due date for payment of principal or interest in euro in respect of any bonds is not a Frankfurt business day, such payment will not be made until the next following Frankfurt business day, and no further interest shall be paid in respect of the delay in such payment. If any date for payment of principal or interest in U.S. dollars to the registered holder of the DTC global certificate is not a Frankfurt business day or not a New York business day, such payment shall not be made until the next day which is both a Frankfurt business day and a New York business day and no further interest shall be paid in respect of the delay in such payment. A "Frankfurt business day" shall be any day (other than Saturday or Sunday) on which credit institutions are open for business in Frankfurt am Main, and a "New York business day" shall be any day on which banking institutions in New York City are not obligated and not authorized to close.

        Payment date and due date.    For the purposes of the terms and conditions of the bonds, "payment date" means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and "due date" means the payment date provided for herein, without taking account of any such adjustment.

Taxes

        All payments of principal and interest by us under the bonds shall be made to CBF and the registered holder of the DTC global certificate without deduction or withholding for or on account of any present or future taxes or other duties of whatever nature levied by or on behalf of the Federal Republic of Germany or any governmental authority or political subdivision therein or thereof having power to tax, unless we are obliged by law to deduct or withhold such taxes or duties. In such event, KfW shall not be required to pay any additional amounts in respect of the bonds.

Termination for default

        Any bondholder may, at his option, declare his bonds due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we shall fail to pay any amount payable under the bonds within 30 days from the relevant due date. The right to declare bonds due shall cease if the bondholder has received the relevant payment before he has exercised such right. Any notice declaring bonds due shall be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such bondholder at the time of such notice is a holder of the relevant bonds by means of a certificate of the bondholder's custodian as set forth under "—Governing law, jurisdiction and enforcement—Enforcement".

Registrar and paying agent

        We will appoint Deutsche Bank Aktiengesellschaft, Frankfurt am Main ("Deutsche Bank Frankfurt"), as initial registrar (the "registrar") and paying agent (the "paying agent"). We may at any time or from time to time vary or terminate the appointment of the registrar or the paying agent or approve any change in the office through which they act, provided that there shall at all times be a registrar and paying agent, and provided further that so long as the bonds are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with offices in the city in which such stock exchange is located.

        We will give notice of any change in the registrar or paying agent by publication in the manner set forth under "—Notices".

        The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of any nature with or accountability to the bondholders.

Further issues

        We reserve the right, from time to time without the consent of the bondholders, to issue additional bonds, on terms identical in all respects to those set forth in the terms and conditions of the bonds (except as to the date from which interest shall accrue), so that such additional bonds shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the bonds. The term "bonds" shall, in the event of such increase, also include such additional issued bonds.

Notices

        All notices regarding the bonds shall be published in the following journals: (a) at least one leading daily newspaper of general circulation in the Federal Republic of Germany admitted by the Frankfurt Stock Exchange to carry stock exchange announcements; and (b) a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be the Wall Street Journal). Any notice will become effective for all purposes on the date of its publication in the newspaper referred to under (a) above.

Governing law, jurisdiction and enforcement

        Governing law.    The bonds, both as to form and content, as well as our rights and duties and those of the bondholders shall be governed by and shall be construed in accordance with the laws of the Federal Republic of Germany. Transfers and pledges of bonds held through DTC and executed between DTC participants and between DTC and DTC participants will be governed by the laws of the State of New York.

        Jurisdiction.    Any action or other legal proceedings arising out of or in connection with the bonds may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

        Enforcement.    Any bondholder may in any proceedings against us or to which the bondholder and we are parties protect and enforce in its own name its rights arising under its bonds on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the bondholder, (ii) specifying an aggregate principal amount of bonds credited on the date of such statement to such bondholder's securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to CBF or DTC, as the case may be, and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of CBF or DTC and the relevant CBF accountholder or DTC participant and (b) a copy of the CBF global certificate or the DTC global certificate certified as being a true copy by a duly authorized officer of CBF or DTC, as the case may be, or the registrar. For purposes of the foregoing, "custodian" means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the bondholder maintains a securities account in respect of any bonds and includes CBF, DTC and any other clearing system which maintains an account with CBF.

CLEARING AND SETTLEMENT

        The information set out below in connection with DTC, CBF, Euroclear or CBL, which are collectively referred to as the clearing systems, is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any reponsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the bonds held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Certification and custody

        Clearing and settlement arrangements, including the existing links between CBF, Euroclear and CBL and an especially created link between these systems and DTC, will provide investors access to four major clearing systems. At initial settlement, the bonds will be represented by two or more permanent global certificates which will not be exchangeable for definitive certificates representing individual bonds. One permanent global certificate, to be held in CBF, will be issued in bearer form (the "CBF global certificate") and will represent the bonds held by investors electing to hold bonds through financial institutions that are accountholders in CBF ("CBF accountholders"). Euroclear and CBL participate in CBF, and, accordingly, bonds held by investors electing to hold bonds through financial institutions that are participants in Euroclear and CBL ("Euroclear and CBL participants") are thus included in the CBF global certificate. The other permanent global certificate or certificates, to be held by Deutsche Bank New York as custodian for DTC, will be issued in registered form in the name of DTC's nominee Cede & Co. (together, the "DTC global certificate") and will represent the bonds held by investors electing to hold bonds through financial institutions that are participants in DTC ("DTC participants").

        Together, the bonds represented by the CBF global certificate and the DTC global certificate will equal the total aggregate principal amount of the bonds outstanding at any time. When subsequent secondary market sales settle between the CBF and DTC clearing systems, such sales shall be recorded in the register and shall be reflected by respective increases and decreases in the CBF global certificate and the DTC global certificate.

        We will appoint Deutsche Bank Frankfurt as the registrar for the bonds. Deutsche Bank Frankfurt as CBF accountholder provides the link between CBF and DTC through Deutsche Bank New York.

        Owners of legal co-ownership interests in the CBF global certificate or of beneficial interests in the DTC global certificate will not be entitled to have bonds registered in their names, and will not receive or be entitled to receive physical delivery of definitive certificates representing individual bonds.

        The CBF global certificate has been assigned an ISIN number of DE 000 2760899 and a common code number of 015756209. The DTC global certificate has been assigned a CUSIP number of 500769 AK 0.

Payments

        As described under "Description of the bonds—Registrar and paying agent", Deutsche Bank Frankfurt will act as our initial paying agent for the bonds. Principal and interest payments on the bonds will be made by us through the paying agent to CBF in euro and to the registered holder of the DTC global certificate in U.S. dollars or euro as set forth under "Description of the bonds—Payments". Any DTC bondholder shall receive payments of principal and interest in respect of the bonds in U.S. dollars, unless such DTC bondholder elects to receive payments in euro as set forth under "Description of the bonds—Payments". All payments duly made by us to CBF and to, or to the order of, the registered holder of the DTC global certificate, shall discharge our liability under the bonds to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the bonds to owners of beneficial interests in the DTC global certificate. Payments by DTC participants and indirect DTC participants (as defined under "—The clearing systems—DTC" below) to owners of beneficial interests in the DTC global certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the DTC participants or indirect DTC participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC global certificate or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to the CBF global certificate and payments to holders of interests therein.

The clearing systems

CBF

        CBF is incorporated under the laws of the Federal Republic of Germany and acts as a specialized depositary and clearing organization. CBF is subject to regulation and supervision by the Federal Institute for Financial Services Supervision (Bundesanstalt für Finanzdienstleistungsaufsicht).

        CBF holds securities for its accountholders and facilitates the clearance and settlement of securities transactions between its CBF accountholders through electronic book-entry changes in securities accounts with simultaneous payment in euro in same-day funds. Thus, the need for physical delivery of certificates is eliminated.

        CBF provides to the CBF accountholders, among other things, services for safekeeping, administration, clearance and settlement of domestic German and internationally traded securities and securities lending and borrowing. CBF accountholders are banking institutions located in the Federal Republic of Germany including German branches of non-German financial institutions, and securities brokers or dealers admitted to a German stock exchange that meet certain additional requirements. Indirect access to CBF is available to others such as the lead managers (as defined in "Subscription and sale"), securities brokers and dealers, banks, trust companies, clearing corporations and others, including individuals, that clear through or maintain custodial relationships with CBF accountholders either directly or indirectly.

DTC

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between DTC participants through electronic computerized book-entry changes in accounts of DTC participants, which thereby eliminates the need to physically move securities certificates. DTC participants include certain of the U.S. depositaries, securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. DTC is owned by a number of DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Indirect access to the DTC system is also available to others, such as banks, securities brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly ("indirect DTC participants"). Persons who are not DTC participants may beneficially own securities held by DTC only through DTC participants or indirect DTC participants. The rules that apply to DTC and DTC participants are on file with the U.S. Securities and Exchange Commission.

        Transfers of beneficial interests in bonds in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. In addition, beneficial owners of bonds in DTC will receive all distributions of principal of and interest on the bonds from the paying agent through a DTC participant. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations as set forth in "United States taxation".

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants, and because beneficial owners will hold interests in the bonds through DTC participants or indirect DTC participants, the ability of such beneficial owners to pledge bonds to persons or entities that do not participate in DTC, or otherwise take actions with respect to such bonds, may be limited.

        The established procedures of DTC provide that (i) upon issuance of the bonds by us, DTC will credit the accounts of DTC participants designated by the lead managers (as defined in "Subscription and sale") with the principal amount of the bonds purchased by the managers, and (ii) ownership of interests in the DTC global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the DTC global certificate is limited to such context.

CBL

        CBL is incorporated under the laws of Luxembourg. CBL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CBL participants through electronic book-entry changes in accounts of CBL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including euro. CBL provides to CBL participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CBL interfaces with domestic markets in several countries. As a professional depositary, CBL is subject to regulation by the Luxembourg Monetary Institute.

        CBL participants are recognized financial institutions around the world, including managers, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the managers. Indirect access to CBL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CBL participant either directly or indirectly. Distributions with respect to bonds held beneficially through CBL will be credited to cash accounts of CBL participants in accordance with its rules and procedures.

Euroclear

        Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in various currencies, including euro. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear operator"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Euroclear operator is regulated and examined by the Belgian Banking Commission.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear terms and conditions"). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

        Distributions with respect to bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear operator.

Global clearance and settlement procedures

Primary market

        The CBF global certificate and the DTC global certificate, respectively, will be delivered at initial settlement to CBF and Deutsche Bank New York (as custodian for DTC), respectively. Customary settlement procedures will be followed for participants of each system at initial settlement. Primary market purchasers are required to pay for the bonds in euro unless otherwise arranged. See "Information on currency conversion and foreign exchange exposure—Currency conversion".

        Settlement procedures applicable to the domestic euro-denominated bond market will be followed for primary market purchasers which are CBF accountholders: bonds will be credited to their securities accounts on the settlement date against payment in euro in same-day funds. Settlement procedures applicable to euro-denominated eurobonds will be followed for primary market purchasers that are Euroclear or CBL participants: bonds will be credited to their securities accounts on the settlement date against payment in same-day funds.

        Primary market purchasers which are DTC participants can have their securities accounts with DTC credited with bonds (i) "free of payment" if they have arranged for payment in euro outside DTC and (ii) against payment in U.S. dollars in same-day funds on the settlement date through DTC's settlement system.

Secondary market

        The following paragraphs set forth the procedures governing settlement of secondary market sales of securities such as the bonds in effect on the date hereof.

        Secondary market sales of bonds for settlement within each clearing system and between Euroclear and CBL participants.    These sales will be settled in accordance with the rules and procedures established by that system. Settlement within CBF of regular sales at the stock exchanges in Frankfurt will be made on a two business-day basis. Sales to be settled within Euroclear or CBL and between Euroclear and CBL will normally settle on a three-day basis unless parties specify a different period, which may be as short as two days. DTC is a U.S. dollar-based system but sales may be settled in other currencies on a free-delivery basis. Sales to be settled within DTC denominated in U.S. dollars can settle on a same-day basis; in the case of non-U.S. dollar denominated sales within DTC, the bonds can be delivered same-day, but payment will be made outside DTC.

        Secondary market sales between CBF accountholders and Euroclear or CBL participants.    These trades normally settle on a three-day basis, unless parties specify a different period, which may be as short as two days.

        Secondary market sales from a DTC participant to a CBF accountholder or a Euroclear or CBL participant.    Two days prior to a settlement, a DTC participant selling bonds to a CBF accountholder or a Euroclear or CBL participant will notify Deutsche Bank New York of the settlement instructions and will deliver the bonds to Deutsche Bank New York by means of DTC's Deliver Order procedures. Deutsche Bank New York will send the settlement instructions to Deutsche Bank Frankfurt. One day prior to settlement, Deutsche Bank Frankfurt will enter delivery-versus-payment instructions into CBF for settlement through its CBF transfer account; the Euroclear or CBL participant will instruct its clearing system to transmit receipt-versus-payment instructions to CBF, and the CBF accountholder will transmit such instructions directly to CBF, with Deutsche Bank New York as counterparty. On the settlement date, the DTC participant will input a Deposit/Withdrawal at Custodian ("DWAC") transaction to remove the bonds to be sold from its DTC securities account; matched and pre-checked trades are settled versus payment—the CBF accountholder's or CBL participant's securities account is credited same day value, the Euroclear participant's securities account is credited not later than the next day for the value settlement date, and Deutsche Bank Frankfurt causes the DTC participant's pre-specified euro account at Deutsche Bank Frankfurt to be credited for same day value, or any other euro account pre-specified by such DTC participant for value the next day.

        Secondary market sales from a CBF accountholder or a Euroclear or CBL participant to a DTC participant.    Two days prior to settlement, a DTC participant will send Deutsche Bank Securities Corporation, Securities Operations, acting as processing agent for Deutsche Bank New York, the details of the transaction for transmittal to Deutsche Bank Frankfurt and instruct its bank to fund Deutsche Bank Frankfurt's euro account one day prior to settlement.

        A Euroclear or CBL participant will instruct its clearing system no later than one day prior to settlement to transmit delivery-versus-payment instructions to CBF, and a CBF accountholder will transmit one day prior to settlement such instructions directly to CBF, naming Deutsche Bank Frankfurt as counterparty with further credit to DTC. At the same time (i.e., one day prior to settlement), Deutsche Bank Frankfurt will transmit settlement to CBF.

        On the settlement day, upon settlement of the trade in CBF, Deutsche Bank Frankfurt will inform Deutsche Bank New York of such settlement; the DTC participant will initiate a DWAC deposit transaction for Deutsche Bank New York to approve, resulting in a deposit of bonds in the DTC participant's securities account same day value. The CBF accountholder or a Euroclear or CBL participant's accounts are credited with the sales proceeds same day value.

        Settlement in other currencies between the DTC and CBF systems is possible using free-of-payment transfers to move the bonds, but funds movements will take place separately.

INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE

Currency conversion

        Initial purchasers are required to pay for the bonds in euro. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into euro to enable U.S. purchasers to pay for the bonds. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the bonds. See also "—Foreign exchange exposure". For the specific payment procedures in connection with the payments to be made by KfW under the bonds, see "Description of the bonds—payments".

Foreign exchange exposure

        For U.S. investors whose financial activities are denominated principally in U.S. dollars, an investment in the bonds entails certain risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include the possibility of changes in the rate of exchange between the U.S. dollar and the euro, and the possibility of the imposition of foreign exchange controls by either the United States or the European Central Bank. In recent years, rates of exchange between the U.S. dollar and the euro, the Deutsche Mark and other European currencies (including the legacy currencies of the euro) have fluctuated. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of the bonds. Depreciation of the euro against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of a bond, in the U.S. dollar-equivalent value of the principal repayable at maturity of such bond and generally in the U.S. dollar-equivalent market value of such bond, while appreciation of the euro would have the opposite effects.

        The member states of the European Union that introduced the euro on January 1, 1999 were selected by the European Council in May 1998. Since its introduction on January 1, 1999, the euro has declined substantially against the dollar, from € 1.00 = $1.1812 on January 1, 1999, to € 1.00 = $0.9881 on October 31, 2002. The relative strength or weakness of the euro is dependent upon, among other things, economic developments in such participating member states.

UNITED STATES TAXATION

        This section describes the material United States federal income tax consequences of owning the bonds we are offering. It applies to you only if you acquire bonds in the offering at the offering price and you hold your bonds as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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  a dealer in securities or currencies,

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  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

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  a bank,

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  an insurance company,

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  a tax-exempt organization,

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  a regulated investment company,

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  a person that owns bonds that are a hedge or that are hedged against interest rate or currency risks,

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  a person that owns bonds as part of a straddle or conversion transaction for tax purposes, or

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  a person whose functional currency for tax purposes is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        Please consult your own tax advisor concerning the consequences of owning these bonds in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States holders

        This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a bond and you are:

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  a citizen or resident of the United States,

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  a domestic corporation,

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  an estate whose income is subject to United States federal income tax regardless of its source, or

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  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this subsection does not apply to you and you should refer to "—United States alien holders" below.

Original Issue Discount

        A bond is treated as issued with original issue discount, or OID, if the bond's stated redemption price at maturity exceeds its issue price by more than a de minimis amount. A bond's stated redemption price at maturity is the total of all payments provided by the bond that are not payments of qualified stated interest. Generally, an interest payment on a bond is qualified stated interest if it is one of a series of stated interest payments on a bond that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the bond. Because the first payment of interest on your bond will not be due and payable until more than one year after the issuance of the bond, none of the interest will be treated as qualified stated interest and the bond will therefore be treated as issued with OID in an amount equal to the excess of the bond's stated redemption price at maturity over its issue price.

        In general, you must include OID on your bond in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your bond for each day during the taxable year or portion of the taxable year that you hold your bond. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your bond and you may vary the length of each accrual period over the term of your bond. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the bond must occur on either the first or final day of an accrual period.

        You can determine the amount of OID allocable to an accrual period by multiplying your bond's adjusted issue price at the beginning of the accrual period by your bond's yield to maturity. You must determine the bond's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your bond's adjusted issue price at the beginning of any accrual period by:

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  adding your bond's issue price and any accrued OID for each prior accrual period, and then

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  subtracting any payments previously made on your bond.

        The amount of OID allocable to the final accrual period is equal to the difference between the amount payable at the maturity of your bond and your bond's adjusted issue price as of the beginning of the final accrual period.

        Subject to the discussion below regarding interest payments paid in euro, you will not recognize any income when you receive payments of stated interest on your bond. Consequently, the amount of interest includible in income with respect to your bond for each taxable year will not be substantially different under the OID rules than if the bond had been issued without OID, although the timing of such income inclusion will be affected if you are a cash-basis taxpayer.

        You may determine the amount of income that you recognize with respect to an interest payment paid in euro by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

        If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it must be applied consistently to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

        When you actually receive an interest payment in euro, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your bond for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Purchase, sale and retirement of the bonds

        Your tax basis in your bond will generally be the U.S. dollar cost, as defined below, of your bond adjusted by adding any OID previously included in income with respect to your bond and subtracting any stated interest payments on your bond.

        If you purchase your bond with euro, the U.S. dollar cost of your bond will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your bond is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your bond will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

        You will generally recognize United States source gain or loss on the sale or retirement of your bond equal to the difference between the amount you realize on the sale or retirement (except to the extent attributable to accrued but unpaid interest that you did not previously include in income) and your tax basis in your bond. If your bond is sold or retired for an amount in euro, the amount you realize will be the U.S. dollar value of such amount on:

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  the date payment is received, if you are a cash basis taxpayer and the bonds are not traded on an established securities market, as defined in the applicable Treasury regulations,

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  the date of disposition, if you are an accrual basis taxpayer, or

  •
  the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the bonds are traded on an established securities market, as defined in the applicable Treasury regulations.

        You will recognize capital gain or loss when you sell or retire your bond, except to the extent:

  •
  attributable to accrued but unpaid interest that you did not previously include in income, which will be taxable as ordinary income, or

  •
  attributable to changes in exchange rates as described below.

        Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

        You must treat any portion of the gain or loss that you recognize on the sale or retirement of a bond as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of amounts in other than U.S. dollars

        If you receive euro as interest on your bond or on the sale or retirement of your bond, your tax basis in the euro will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase euro, you generally will have a tax basis equal to the U.S. dollar value of the euro on the date of your purchase. If you sell or dispose of euro, including if you use euro to purchase bonds or exchange euro for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

United States alien holders

        This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a bond and you are, for United States federal income tax purposes:

  •
  a non resident alien individual,

  •
  a foreign corporation,

  •
  a foreign partnership, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a bond.

        If you are a United States holder, this subsection does not apply to you.

Payment of interest

        Subject to the discussion of backup withholding below, under current law if you are a United States alien holder, interest (including OID) on a bond paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless you both:

  •
  have an office or other fixed place of business in the United States to which the interest is attributable, and

  •
  derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, sale and retirement of the bonds

        If you are a United States alien holder of a bond, you generally will not be subject to United States federal income tax, including withholding tax, on gain realized on the sale, exchange or retirement of a bond unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, or

  •
  you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

        For purposes of the United States federal estate tax, the bonds will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup withholding and information reporting

        If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

  •
  payments of principal and interest (including OID) on a bond within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

  •
  the payment of the proceeds from the sale of a bond effected at a United States office of a broker.

        Additionally, backup withholding will apply to such payments if you:

  •
  fail to provide an accurate taxpayer identification number,

  •
  are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  payments of principal and interest (including OID) made to you outside the United States by KfW or another non-United States payor, and

  •
  other payments of principal and interest (including OID) and the payment of the proceeds from the sale of a bond effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of a bond effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a bond that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of a bond will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PROPOSED EU SAVINGS TAX DIRECTIVE

        The following text replaces the text headed "Proposed EU Tax Directive" on page 13 of the Prospectus.

        On December 13, 2001, the Council of the European Union approved a new draft directive regarding the taxation of savings income. It is proposed that each EU Member State under its domestic law shall require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of its EU Member State of establishment details of the payment of interest (within the meaning of the directive) to an individual resident in another EU Member State. The competent authority of the EU Member State of the paying agent shall then communicate this information to the competent authority of the EU Member State of which the recipient is a resident. The proposed directive is to be implemented by the

EU Member States by January 1, 2004. However, for a transitional period of seven years thereafter Austria, Belgium and Luxembourg may opt instead to withhold tax from such payments at a rate of 15% for the first three years of the transitional period and at a rate of 20% thereafter. It is envisaged that the Council of the European Union will decide on a final text of the directive no later than December 31, 2002. However, since the adoption of the proposal is subject to certain non-EU Member States and associated territories and dependencies of EU Member States also agreeing to supply information or imposing a withholding tax it is currently not possible to predict whether, when, or in what form the proposal will ultimately be adopted.

        Holders who are individuals should note that, if this proposal is adopted, KfW will not pay additional amounts under the terms and conditions of the bonds in respect of any withholding tax imposed as a result thereof.

SUBSCRIPTION AND SALE

        Dresdner Bank AG London Branch, Merrill Lynch International and Morgan Stanley & Co. International Limited (together, the "lead managers") and the other managers named below (together with the lead managers, the "managers") will, pursuant to a subscription agreement expected to be dated November 1, 2002 (the "subscription agreement"), severally and not jointly agree with us to subscribe and pay for the principal amount of the bonds set forth opposite their respective names below at 99.931% of their principal amount less a combined commission of 0.075% of such principal amount. Under the terms and conditions of the subscription agreement, the managers will be committed to take and pay for all of the bonds, if any are taken. The managers propose to offer the bonds in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part through dealers less a concession of 0.075%. After the initial public offering, the price to public and concession may be changed.

Managers	Principal amount of bonds
Dresdner Bank AG London Branch	€1,500,000,000
Merrill Lynch International	1,500,000,000
Morgan Stanley & Co. International Limited	1,500,000,000
ABN AMRO Bank N.V.	50,000,000
Barclays Bank PLC	50,000,000
Bayerische Hypo- und Vereinsbank AG	50,000,000
CCF	50,000,000
Credit Suisse First Boston (Europe) Limited	50,000,000
Deutsche Bank AG London	50,000,000
Goldman Sachs International	50,000,000
J.P. Morgan Securities Ltd.	50,000,000
Lehman Brothers International (Europe)	50,000,000
Salomon Brothers International Limited	50,000,000

Total	€5,000,000,000

        The bonds will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers.

        Each manager will acknowledge the fact that no selling prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz) of September 9, 1998 (as amended) has been and will be registered and published in the Federal Republic of Germany. Each Manager will represent and agree that it has not offered and sold and will not offer and sell any bonds in the Federal Republic of Germany otherwise than in accordance with the provisions of the Securities Sales Prospectus Act.

        Each manager will represent and agree that:

    •
    it has not offered or sold and, prior to the expiration of the period of six months from the closing date, will not offer or sell, any bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

    •
    it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of such bonds in circumstances in which section 21(1) of the FSMA does not apply to KfW; and

    •
    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

        Each manager will agree that in connection with any distribution of the bonds in the United States such manager will comply with and cause any of its affiliates which offers or sells bonds in the United States to comply with applicable United States law.

        Each manager will acknowledge and agree that it will not offer or sell any bonds directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Each manager will represent and agree that it has not offered or sold, and has agreed not to offer or sell any bonds, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of bonds in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each manager will also represent and agree that it will send to any dealer who purchases from it any bonds a notice stating in substance that, by purchasing such bonds, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such bonds in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of bonds in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any such bonds a notice to the foregoing effect.

        Each manager will acknowledge and agree that (1) it has not offered or sold, and will not offer or sell, the bonds by means of any document, to persons in Hong Kong other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (2) unless it is a person permitted to do so under the securities laws of Hong Kong, it has not issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, invitation or document relating to the bonds in Hong Kong other than with respect to bonds intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

        Each manager will acknowledge that (other than in the United States of America) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the bonds, or possession or distribution of any of the disclosure documents (as defined in the subscription agreement) or any other offering material, in any jurisdiction where action for those purposes is required. Each manager will comply with all applicable laws in each jurisdiction in which it purchases, offers, sells or delivers bonds or has in its possession or distributes any disclosure document or any other offering material.

        The subscription agreement will provide that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may, after consultation with us, terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the bonds or dealing in the bonds in the secondary market.

        The bonds are a new issue of securities with no established trading market. Application will be made to list the bonds on the Frankfurt Stock Exchange. We have been advised by the lead managers that they intend to make a market in the bonds. The lead managers and certain other managers have agreed to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the bonds.

        In connection with this offering of bonds, Merrill Lynch International or its affiliates may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Merrill Lynch International or its affiliates of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

        Merrill Lynch International may also impose a penalty bid. This occurs when a particular manager repays to Merrill Lynch International a portion of the underwriting discount received by it because Merrill Lynch International or its affiliates have repurchased bonds sold by or for the account of such manager in stabilizing or short covering transactions.

        These activities by Merrill Lynch International or its affiliates may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by Merrill Lynch International or its affiliates at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We will agree to indemnify the managers against certain liabilities, including liabilities under the Securities Act of 1933. The lead managers have agreed to bear certain expenses of the issuance of the bonds.

        It is expected that delivery of the bonds will be made against payment on or about the date specified in the eighth paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the bonds. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser has traded or wishes to trade bonds on the date of pricing of the bonds or the next succeeding business day thereafter, it will be required, by virtue of the fact that the bonds will initially settle on the fifth business day following the date of pricing of the bonds, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who have traded or wish to trade the bonds on the date of pricing of the bonds or the next succeeding business day should consult their own advisor.

VALIDITY OF THE BONDS

        The validity of the bonds will be passed upon on behalf of KfW by the Legal Department of KfW, and on behalf of the managers by Hengeler Mueller, Frankfurt am Main. KfW is also being represented by Sullivan & Cromwell, New York, New York, and the managers are also being represented by Simpson Thacher & Bartlett, New York, New York.

FURTHER INFORMATION

        Further information concerning the bonds and concerning KfW and the Federal Republic of Germany is to be found in the registration statement on file with the Securities and Exchange Commission.

PROSPECTUS

Debt Securities

Debt Securities

Guaranteed Unconditionally
as to Principal, Premium, if any, and
Interest by

        Kreditanstalt für Wiederaufbau, also known as KfW, an institution organized under public law of the Federal Republic of Germany, and KfW International Finance Inc., a Delaware corporation, also known as KfW Finance, may each from time to time offer debt securities. The securities may consist of notes or bonds. The securities issued by KfW may also, at the option of KfW, be exchangeable for other debt securities or for equity securities owned directly or indirectly by KfW in other entities. The securities will be unconditional obligations of either KfW or KfW Finance. Securities that are offered and sold by KfW Finance will be guaranteed unconditionally, as to principal, premium, if any, and interest by KfW.

        Pursuant to the Law Concerning the Kreditanstalt für Wiederaufbau, the securities will also benefit from a statutory guarantee of the Federal Republic.

        For each offer and sale of securities under this prospectus, we will provide a prospectus supplement with the specific terms of each issue.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 22, 2002.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. When we filed the registration statement, we used a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" before you invest.

WHERE YOU CAN FIND MORE INFORMATION

        KfW and KfW Finance together file an Annual Report on Form 18-K with the SEC. This report includes financial, statistical and other information concerning KfW, KfW Finance and the Federal Republic of Germany. You can inspect and copy this annual report at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of this report at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC until we sell all of the securities.

  •
  Annual Report on Form 18-K of KfW and KfW Finance for the year ended December 31, 2000;

  •
  Amendment No. 1 to the Annual Report on Form 18-K/A of KfW and KfW Finance for the year ended December 31, 2000; and

  •
  Amendment No. 2 to the Annual Report on Form 18-K/A of KfW and KfW Finance for the year ended December 31, 2000.

        You may request a copy of these filings at no cost by writing Deutsche Bank AG, New York Branch, 31 West 52nd Street, New York, New York 10019.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

APPLICATION OF PROCEEDS

        The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business. The net proceeds from the sale of securities offered by KfW Finance will be loaned to KfW for use in KfW's general business.

KREDITANSTALT FÜR WIEDERAUFBAU

        KfW was established in 1948 as a public law institution (Körperschaft des öffentlichen Rechts) by the Administration of the Combined Economic Area, the immediate predecessor of the Federal Republic, to distribute and lend funds of the European Recovery Program, also known as the Marshall Plan. Today, having expanded and internationalized, KfW conducts its business in four principal areas:

  •
  domestic investment finance;

  •
  export and project finance;

  •
  promotion of developing countries (financial cooperation); and

  •
  advisory and other services.

        As a public law institution that serves public policy objectives of the government of the Federal Republic, KfW is not subject to corporate taxes and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability, which allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are to be allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.

        In its domestic investment finance business, KfW extends loans principally to German commercial banks. These loans are then lent on, mostly to small and medium-sized German companies, to finance modernization, technological innovation and environmental protection measures, as well as job creation, infrastructure development, housing construction and other government policy objectives. In its export and project finance business, KfW makes loans directly to foreign buyers of German capital goods, finances large-scale projects, especially in the areas of energy, telecommunications and transport infrastructure, finances the sale of ships and aircraft and makes international project finance loans with a view to obtaining sources of raw materials for German industry. In both its domestic investment finance and its export and project finance businesses, KfW seeks to promote the German economy. In its financial cooperation business, KfW provides financial assistance to developing countries in the form of loans and grants funded by the Federal Republic and to a limited extent through funds raised by KfW in the capital markets. KfW's advisory and other services businesses include a number of different activities. In particular, these businesses provide information and advisory services on promotional programs available in Germany, coordinate economic advice in central and eastern Europe and handle a number of tasks resulting from German unification and related currency conversion.

        KfW was organized under the Law Concerning the Kreditanstalt für Wiederaufbau, or the KfW Law, as a public law institution with unlimited duration. Its offices are located at Palmengartenstrasse 5-9, D-60325 Frankfurt am Main, Federal Republic of Germany. KfW's telephone number is 011-49-69-74310. KfW also maintains a branch office in Berlin.

Relationship with the Federal Republic

        Ownership.    The Federal Republic holds 80% of KfW's capital and the German federal states (the "Länder") hold the remaining 20%. Shares in KfW's capital may not be pledged or transferred to entities other than the Federal Republic and the Länder. Contributions have been and will continue to be made in such a way that the proportionate shares of KfW's capital that the Federal Republic and the Länder hold will not be changed.

        Guarantee of the Federal Republic.    The KfW Law was amended with effect from April 1, 1998 to provide expressly that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a)). Under this statutory guarantee, if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or if KfW fails to make any payment required to be made under its guarantee of securities issued by KfW Finance when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic's obligation under this statutory guarantee will rank equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under the KfW guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The guarantee of the Federal Republic is strictly a mattery of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the guarantee of the Federal Republic, please see the discussion under the heading entitled "Responsibility of Federal Republic for KfW—Guarantee of the Federal Republic" in this prospectus.

        Institutional Liability ("Anstaltslast").    Under the German administrative law principle of Anstaltslast, or institutional liability, the Federal Republic has an institutional liability to KfW that requires the Federal Republic to safeguard KfW's economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, by allocating funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW's obligations by the Federal Republic and creditors of KfW do not have a direct claim against the Federal Republic under it. Nevertheless the effect of this legal principle is that KfW's obligations, including its obligations to the holders of securities issued by it or issued under the KfW guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament.

        Supervision.    KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, KfW is supervised by the Federal Ministry of Finance which ascertains that the activities of KfW comply with the law and KfW's by-laws. These supervisory powers do not include the right to exercise influence over business decisions by KfW's Board of Management or its Board of Directors.

        KfW's overall activities are supervised by its Board of Directors. Pursuant to the KfW Law, the Board of Directors is composed of seven federal ministers, five appointees of the upper house of Parliament (Bundesrat) and representatives of various sectors and institutions of the German economy.

KfW INTERNATIONAL FINANCE INC.

        KfW Finance is a wholly owned subsidiary of KfW and was incorporated in the State of Delaware in June 1988 for the sole purpose of issuing and selling debt securities and transferring the net proceeds of such sales to KfW. KfW Finance has nominal equity capital and operates under arrangements with KfW which provide that KfW will indemnify KfW Finance for any expenses or liabilities that it incurs in connection with the issuance of such securities.

DESCRIPTION OF SECURITIES AND KfW GUARANTEE

        The following briefly summarizes the terms and conditions of the securities offered by KfW and KfW Finance as separate series of notes or bonds from time to time, the KfW guarantee, the agency agreement in respect of securities issued by KfW, and the fiscal agency agreement or agreements in respect of securities issued by KfW Finance (together, the "agency agreements"). Copies of the forms of the securities and the forms of the agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

Description of Securities of KfW

General

        KfW may issue euro denominated securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

        The prospectus supplement that relates to your securities will specify the following terms:

  •
  the title of the securities;

  •
  the aggregate principal amount, and any limitation of that amount, of the securities;

  •
  the denominations in which KfW may issue the securities;

  •
  the price at which the securities will be issued, expressed as a percentage of their principal amount;

  •
  the maturity date or dates of the securities;

  •
  the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

  •
  the dates on which KfW must pay interest;

  •
  where and how KfW will pay principal, premium, if any, and interest on the securities;

  •
  whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

  •
  whether and in what circumstances KfW's obligations under the securities may be terminated;

  •
  whether the securities will be exchangeable for other debt securities or for equity securities of entities owned directly or indirectly by KfW;

  •
  whether the securities will be issued in registered form, in bearer form with interest coupons attached, if any, or both, and any restrictions on the exchange of one form for another;

  •
  whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

  •
  the exchange or exchanges, if any, on which KfW will apply to have the securities listed; and

  •
  any other terms of the securities.

        The prospectus supplement that relates to your KfW securities will also describe special United States federal income tax and other considerations that apply to your securities.

        KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount. The prospectus supplement that relates to your KfW securities will describe special United States federal income tax or other considerations that apply if your securities are sold at a discount.

        There will be a registrar and paying agent, generally referred to as the "paying agent", for KfW in connection with the KfW securities. The duties of the paying agent will be governed by the agency agreement. KfW may replace the paying agent and may appoint a different paying agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the paying agent. The paying agent is KfW's agent. The paying agent is not a trustee for the holders of KfW's securities and does not have a trustee's responsibilities or duties to act for them in the way a trustee would.

        The paying agent will maintain a registrar at an office in Frankfurt am Main to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.

        Principal of, premium, if any, and interest on your securities will be payable at the place or places and in the currency or currencies as are designated by KfW and as set forth in the applicable prospectus supplement.

        There will be no "gross-up" provision which would require additional payments to be made in respect of the securities in the event that German withholding taxes are imposed.

Rank of Securities

        The securities will not be secured by any of KfW's property or assets and will not be subordinated to any of KfW's other general obligations. The securities will therefore rank equally with each other and with all of KfW's other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.

Governing Law; Jurisdiction

        The agency agreement and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.

        Any action or legal proceedings arising out of or in connection with the securities can only be brought in the District Court (Landgericht) in Frankfurt am Main.

Description of Securities of KfW Finance

General

        KfW Finance's securities may be denominated in U.S. dollars or, at its option, in any other currency or currencies or in composite currencies or in amounts determined by reference to an index. KfW Finance may issue its securities in one or more series as it may authorize from time to time. This section summarizes the terms of the securities that are common to all series of the securities offered by KfW Finance. The financial or other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement that applies to your series of KfW Finance securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

        The prospectus supplement that relates to your securities will specify the following terms:

  •
  the title of the securities;

  •
  the aggregate principal amount, and any limitation of that amount, of the securities;

  •
  the denominations in which KfW Finance may issue the securities;

  •
  the currency or currencies of denominations and the currency in which payments will be made;

  •
  the price at which the securities will be issued, expressed as a percentage of their principal amount;

  •
  the maturity date or dates of the securities;

  •
  the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which the rate or rates will be calculated;

  •
  the dates on which KfW Finance must pay interest;

  •
  where and how KfW Finance will pay principal, premium, if any, and interest on the securities;

  •
  whether and in what circumstances the securities may or must be redeemed or repaid before maturity, in addition to the redemption terms described below in this prospectus under the heading "Redemption at the Option of KfW Finance";

  •
  the exchange or exchanges, if any, on which KfW Finance will apply to have the securities listed;

  •
  whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

  •
  any sinking fund provisions;

  •
  whether the securities will be issued in bearer form with interest coupons attached, if any, or in registered form without interest coupons, or both, and any restrictions on the exchange of one form for another; and

  •
  any other terms of the securities.

        Your prospectus supplement will also describe special United States federal income tax and other considerations that apply if your KfW Finance securities are issued in bearer form or if principal or interest payments on your securities are determined by reference to any index (other than interest payments determined by reference to a single objective index or market interest rates).

        KfW Finance may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount. The prospectus supplement that relates to your KfW Finance securities will describe special United States federal income tax or other considerations that apply if your securities are sold at a discount.

        There will be a fiscal agent or agents for KfW Finance in connection with the KfW Finance securities. The duties of the fiscal agent will be governed by the agency agreement. KfW Finance may replace the fiscal agent and may appoint a different fiscal agent or agents for different series of securities. KfW Finance and KfW may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is KfW Finance's agent. The fiscal agent is not a trustee for the holders of KfW Finance's securities and does not have a trustee's responsibilities or duties to act for them in the way a trustee would.

        KfW Finance will maintain a register at an office in The City of New York to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.

        Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW Finance and as set forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on registered securities will be paid by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each person's address appearing on the register of securities. Interest on any securities in bearer form will be payable by check upon surrender of any applicable coupon at the offices or agencies of the fiscal agent or any such other paying agent outside of the United States as KfW Finance may designate from time to time, as long as prior to the first actual payment of interest, the required certification of non-U.S. beneficial ownership has been delivered (as further described in the prospectus supplement).

        No payment of interest on bearer securities will be made at the corporate trust office of the fiscal agent in the United States or at any other paying agency maintained by KfW Finance in the United States, nor will any such payment be made by mail to an address in the United States or by transfer to an account maintained by a holder with a bank in the United States. Nevertheless, payments of principal of and premium and interest on bearer securities denominated and payable in U.S. dollars will be made in the United States if, but only if, payment of the full amount in U.S. dollars at each office of the fiscal agent and of each paying agent outside of the United States appointed and maintained by KfW Finance is illegal or effectively precluded by exchange controls or other similar restrictions. If bearer securities are issued, KfW Finance will designate the offices of at least one paying agent outside the United States as the location at which interest on the bearer securities will be paid.

Rank of Securities

        The securities will not be secured by any of KfW Finance's property or assets. The securities will rank equally with each other, without any preference by reason of priority of date of issue or currency of payment or otherwise, with all of KfW Finance's other unsecured loan indebtedness.

Loans to KfW

        KfW Finance will lend the proceeds from the sale of each series of securities offered by KfW Finance to KfW. KfW will agree to make payments to KfW Finance on each loan relating to securities in the amounts and prior to the times of the required payments of the principal of and premium, if any, and interest on the securities.

Additional Amounts

        If any present or future German tax, assessment or governmental charge is imposed upon or as a result of payments of principal of, or premium, if any, or interest on the notes, then KfW Finance will pay you additional amounts so that you will receive the same net amount after deducting or withholding for these taxes, assessments or governmental charges that you would have received had none of these amounts been deducted or withheld, unless:

  •
  you are liable for these taxes on your notes because you have some present or former connection with the Federal Republic of Germany other than merely receiving principal of, premium, if any, or interest on the notes or owning or holding them;

  •
  the only reason these taxes were imposed was because you presented your notes for payment more than 15 days after the date on which the payment first became due and payable or the date on which payment was duly provided for, whichever occurred later;

  •
  these taxes were imposed because you failed to comply with any certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with the Federal Republic of Germany, and such compliance is required by statute or by regulation as a precondition to exemption from such tax;

  •
  these taxes are estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or governmental charge;

  •
  these taxes are payable other than by deduction or withholding from any payment of principal or interest;

  •
  these taxes are required to be withheld by any paying agent from a payment on the notes and such payment can be made without such withholding by any other paying agent; or

  •
  these taxes are imposed pursuant to:

  •
  any European Union directive on the taxation of savings implementing or derived from the conclusions of the ECOFIN Council meeting of November 26-27, 2000 (any such directives, collectively, the "EU Tax Directive");

  •
  any law implementing or complying with, or introduced in order to conform to, the EU Tax Directive; or

  •
  if the EU Tax Directive is adopted, (x) any international agreement to which the Federal Republic of Germany or the European Union is a party implementing a system of taxation substantially similar to that adopted in the EU Tax Directive, or (y) any law implementing or complying with, or introduced in order to conform to, such an agreement.

        KfW Finance will not pay any additional amounts if the registered holder of a note is a fiduciary, partnership or other than the sole beneficial owner of any payment and a beneficiary or settlor with respect to a fiduciary, a member of a partnership or the beneficial owner of that payment would not have been entitled to the additional amounts if it had been the registered holder of the note. For further discussion of additional amounts, please see the discussion under the heading "Federal Republic Taxation" below in this prospectus.

        There will be no additional amounts payable in respect of any present or future United States tax, assessment or governmental charge.

Redemption at Option of KfW Finance

        If any German tax law or regulatory changes that take effect on or after the date of the prospectus supplement for your series of KfW Finance securities require KfW Finance to pay you additional amounts on or before the interest payment date, or if these changes require KfW to pay additional amounts to KfW Finance under the loan relating to your series or to you under the guarantee relating to your series or otherwise on or before the next interest payment date, KfW Finance may redeem all of the outstanding securities in your series. KfW Finance may only redeem your securities at a time when these conditions continue to exist. If KfW Finance decides to redeem your securities, it will give you at least 30 days' and no more than 60 days' prior written notice and will pay you 100% of the principal amount of your securities that are redeemed plus accrued interest to the redemption date.

Acceleration of Maturity

        The securities of any series will become due and payable at the option of the holder of the securities of the series if:

  •
  there has been a default in any interest payment on any security of the series when due that has continued for 30 days;

  •
  there has been a default in any payment of principal of any security of the series when due;

  •
  either KfW Finance or KfW defaults in the performance of any of its other covenants in the securities of the series and the fiscal agency agreement, and this default has continued for 60 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

  •
  there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW Finance, if that indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

  •
  there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW, in any case where (1) the aggregate amount of indebtedness with respect to which the default has occurred exceeds U.S.$10,000,000, or the equivalent in another currency, and (2) KfW is not contesting the default in good faith and by appropriate proceedings, if the indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement; or

  •
  certain events in bankruptcy, insolvency or reorganization of KfW Finance or KfW occur.

        If any of these events occur, the securities of that series will become due and payable upon written notice by the holders of the fiscal agent, unless all defaults have been cured before the fiscal agent has received the written notice.

        Neither KfW Finance nor KfW are required to give the fiscal agent periodic evidence that there is no default.

Assumption

        KfW or any of its wholly-owned subsidiaries may, with the consent of the German Ministry of Finance, assume all of KfW Finance's obligations relating to a series of securities by amending the fiscal agency agreement for that series. This may be done without the consent of the holders of the securities of that series. If the assumption is made by a wholly-owned subsidiary of KfW, KfW must guarantee that subsidiary's obligations and certain other conditions must be met.

Governing Law

        The fiscal agency agreement and the securities will be governed by, and interpreted in accordance with the laws of the State of New York, except with respect to authorization and execution by KfW of the fiscal agency agreement and the securities, and any other matters required to be governed by the laws of the Federal Republic.

Consent to Service

        KfW will designate the fiscal agent as its authorized agent upon which process may be served in any action arising out of or based on the fiscal agency agreement and the KfW guarantee which may be instituted in any federal or state court in New York City by any holder of the securities. Such designation will not constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act of 1933, as amended. KfW is not entitled to sovereign immunity.

Description of KfW Guarantee

        KfW will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the securities offered by KfW Finance, when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KfW

        Guarantee of the Federal Republic.    As discussed under "Kreditanstalt für Wiederaufbau—Relationship with the Federal Republic—Guarantee of the Federal Republic", under the statutory guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or to make any payment required to be made under the KfW guarantee, when the same is due and payable, the Federal Republic will be liable at all times for that payment as and when it shall become due and payable.

        The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under its statutory guarantee, has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions and has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

        The Federal Republic may be sued in the courts of the Federal Republic, without any public official's or authority's consent to bring proceedings or obtain judgment against the Federal Republic.

        Institutional Liability ("Anstaltslast").    As discussed under "Kreditanstalt für Wiederaufbau—Relationship with the Federal Republic—Institutional Liability" ("Anstaltslast"), under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as the constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW's obligations.

        The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation to KfW itself. Under German law, KfW (or its liquidator) would be required to enforce its rights against the Federal Republic in the event it needed to do so in order to meet its obligations to third parties, such as its obligations to the holders of securities under the KfW guarantee. Moreover, if KfW were to default on an obligation, the Federal Republic would not, under Anstaltslast, be permitted to wait for KfW to enforce its rights; the Federal Republic would be required on its own authority to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW's obligations by the Federal Republic and creditors of KfW do not have a direct claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW's obligations, including KfW's obligations to the holders of securities under the KfW guarantee, are fully backed by the credit of the Federal Republic.

DEBT RECORD

        Neither KfW nor KfW Finance nor the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

FEDERAL REPUBLIC TAXATION

        The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW and KfW Finance. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect.

        Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.

Tax Residents

        Payments of interest on the securities, including interest having accrued up to the sale of a security and credited separately to persons who are tax residents of the Federal Republic (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is located in the Federal Republic) are subject to German personal or corporate income tax (plus a solidarity surcharge (Solidaritätszuschlag) at a rate of 5.5% thereon). Such interest is also subject to trade tax if the securities form part of the property of a German trade or business.

        Upon maturity of a security the initial subscriber to a security receives, in addition to, or, as in the case of a zero coupon security, instead of the current interest on the security, an original issue discount, which is defined as taxable investment income in an amount equal to the difference between the issue price of the security and the redemption amount if that difference exceeds certain thresholds. Provided that the security can be classified as a financial innovation (Finanzinnovation) under German tax law, including zero coupon securities or discounted securities, and is purchased or disposed of while outstanding, the income received by the security holder upon maturity of the security to the extent attributable to the period over which the holder has held the security, or, alternatively, the difference between the proceeds from the sale or redemption and the purchase price is subject to personal or corporate income tax in the year of the sale or maturity of the security, unless the securities form part of the property of a German trade or business, in which case the annual increase in value of the security, as calculated at the time of its acquisition, must be taken into account pro rata temporis as interest income and also is subject to trade tax.

        Capital gains from the disposal of a security, other than the income received by the security holder upon maturity, as defined above, are only taxable to a German tax-resident individual if the securities are disposed of within one year after their acquisition or form part of the property of a German trade or business, in which case the capital gains are also subject to trade tax. Capital gains derived by corporate holders of securities resident in the Federal Republic will be subject to corporate income tax (plus a solidarity surcharge at a rate of 5.5% thereon) and trade tax.

        If the securities are held in a custodial account that the security holder maintains with a German branch of a German or non-German financial or financial services institution a 30% withholding tax on interest payments (Zinsabschlagsteuer), plus a 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax on interest is also imposed on accrued interest. If the securities qualify as financial innovations, as explained above, and are kept in a custodial account, the custodian will generally withhold tax at a rate of 30% (plus a solidarity surcharge at a rate of 5.5% thereon) from the difference between the issue or purchase price of the securities and the redemption amount or sales proceeds if the security holder has kept the security in the custodial account since the time of issuance or the time of acquisition, as the case may be. Otherwise, the 30% withholding tax is applied to 30% of the amounts paid in partial or final redemption of the securities or the proceeds from the sale of the securities, respectively.

        In computing the tax to be withheld the custodian may deduct from the basis of the withholding tax any accrued interest paid by the holder of a security to the custodian during the same calendar year. In general, no withholding tax will be levied if the holder of a security is an individual (i) whose security does not form part of the property of a German trade or business nor gives rise to income from the letting and leasing of property, and (ii) who filed a withholding certificate (Freistellungsauftrag) with the custodian but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the face of the withholding certificate. Similarly, no withholding tax will be deducted if the holder of the security has submitted to the custodian a certificate of non-assessment (Nichtver-anlagungsbescheiningung) issued by the relevant local tax office.

        Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the security holder to a refund, based on an assessment to tax.

Nonresidents

        Interest, including accrued interest and any other income paid upon maturity of the security, and capital gains derived by persons who are not tax residents of the Federal Republic are not subject to German taxation, unless (i) the securities form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in the Federal Republic by the security holder or (ii) the interest income otherwise constitutes German-source income (such as income from the letting and leasing of certain German-situs property). In the latter case a tax regime similar to that explained above under the heading "—Tax Residents" applies; capital gains from the disposition of securities are, however, only taxable in the case of (i).

        Nonresidents of the Federal Republic are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the securities are held in a custodial account, withholding tax is levied as explained above under the heading "—Tax Residents".

Other Taxes

        No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax is not levied in the Federal Republic.

Proposed EU Tax Directive

        The proposed EU Tax Directive currently under consideration by the European Union, as part of a larger package of measures, would oblige each member state of the European Union, probably beginning in 2003, to require under its domestic law all "disbursing agents" (within the meaning of the proposed directive) established in that member state, at the election of that member state, to either (i) withhold tax on the payment of interest, discount or premium to an individual beneficial owner tax resident in another member state at a rate of 15%, and beginning in 2006 at a rate of 20%, or (ii) supply information concerning the payment to the member state where such recipient is a tax-resident. After 2009, such supply of information (as described at (ii) above) would supersede the withholding of tax (as described at (i) above). Certain exceptions from the withholding tax or supply of information are contemplated for bonds issued prior to March 1, 2001. Since the implementation of the proposed directive is reportedly subject to certain non-European Union member states and associated territories and dependencies of European Union member states also imposing a withholding tax or agreeing to supply information it is currently not possible to predict whether, when, or in what form the proposed directive will ultimately be adopted.

PLAN OF DISTRIBUTION

        KfW and KfW Finance may each sell securities in any of three ways:

  •
  through underwriters or dealers.

  •
  directly to one or a limited number of institutional purchasers, or

  •
  through agents.

        Each prospectus supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW or KfW Finance, as the case may be, from the sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

        If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        KfW or KfW Finance may sell securities directly to one or more institutional purchasers, or through agents designated by KfW or KfW Finance from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by KfW or KfW Finance, as applicable, to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        Limitations on sales to United States persons of securities in bearer form, if any, will be described in the relevant prospectus supplement.

        Under agreements entered into with KfW and KfW Finance, agents and underwriters may be entitled to indemnification by KfW and KfW Finance against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of those liabilities. Agents and underwriters may engage in transactions with or perform services for KfW and KfW Finance in the ordinary course of business.

VALIDITY OF SECURITIES AND KfW GUARANTEE

        The validity of each series of securities issued by KfW will be passed upon on behalf of KfW by Rüdiger Sass, Esq. Senior Vice President and General Counsel of KfW and on behalf of the underwriters by Hengeler Mueller, Frankfurt am Main.

        The validity of each series of securities issued by KfW Finance will be passed upon on behalf of KfW Finance by Sullivan & Cromwell, New York, New York, and on behalf of the underwriters by Simpson Thacher & Bartlett, New York, New York.

        The validity of the KfW guarantee relating to the securities of such series issued by KfW Finance will be passed upon on behalf of KfW Finance by Rüdiger Sass, Esq., Senior Vice President and General Counsel of KfW, and by Sullivan & Cromwell, and on behalf of the underwriters by Simpson Thacher & Bartlett and Hengeler Mueller.

        All statements in this prospectus with respect to the guarantee of the Federal Republic have been passed upon by Rüdiger Sass, Esq., Senior Vice President and General Counsel of KfW, and are included upon his authority.

        As to all matters of German law, Sullivan & Cromwell and Simpson Thacher & Bartlett may rely on the opinions of Mr. Sass and Hengeler Mueller, respectively. Robert M. Thomas, Jr. and David F. Morrison, partners of Sullivan & Cromwell, serve as Vice Chairman of the Board of Directors and Assistant Secretary and as Director and Assistant Secretary, respectively, of KfW Finance.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

        The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the State is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST KfW

        KfW is located in Germany and the members of the Board of Management and the Board of Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of United States courts against those persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of United States courts including judgments imposing liabilities predicated upon U.S. securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        The name and address of the authorized representative of KfW and the Federal Republic in the United States for purposes of the United States Securities Act 1933 is KfW International Finance Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899, USA.

OFFICIAL STATEMENTS AND DOCUMENTS

        The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Karl-Burkhard Caspari in his official capacity as Ministerialdirigent in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund and the Annual Report of the European Investment Bank, which are official public documents of these international organizations.

€ 5,000,000,000

3.50% Global Bonds due 2005

Dresdner Kleinwort Wasserstein
Merrill Lynch & Co.
Morgan Stanley

Prospectus Supplement

Dated November 1, 2002

Merrill Germany GmbH, Frankfurt
02FRA1069

QuickLinks

TABLE OF CONTENTS
USE OF PROCEEDS
RECENT DEVELOPMENTS
UNDERSTANDING WITH THE EUROPEAN COMMISSION
EXCHANGE RATE INFORMATION
MARKET INFORMATION
DESCRIPTION OF THE BONDS
CLEARING AND SETTLEMENT
INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE
UNITED STATES TAXATION
PROPOSED EU SAVINGS TAX DIRECTIVE
SUBSCRIPTION AND SALE
VALIDITY OF THE BONDS
FURTHER INFORMATION
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
APPLICATION OF PROCEEDS
KREDITANSTALT FÜR WIEDERAUFBAU
KfW INTERNATIONAL FINANCE INC.
DESCRIPTION OF SECURITIES AND KfW GUARANTEE
Description of Securities of KfW
Description of Securities of KfW Finance
Description of KfW Guarantee
RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KfW
DEBT RECORD
FEDERAL REPUBLIC TAXATION
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES AND KfW GUARANTEE
LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC
ENFORCEMENT OF CIVIL LIABILITIES AGAINST KfW
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
OFFICIAL STATEMENTS AND DOCUMENTS